UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2005

Input/Output, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12961	22-2286646
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12300 Parc Crest Dr. Stafford, TX		77477
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 933-3339

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.  Changes in Registrant’s Certifying Accountant.

(a)                                  On August 23, 2005, Input/Output, Inc. (the “Company”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm.  The decision was recommended and approved by the Audit Committee of the Board of Directors of the Company.

The reports of PwC on the Company’s financial statements for the years ended December 31, 2003 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2003 and 2004 and through August 23, 2005, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in connection with its reports on the Company’s financial statements for those years.

During the years ended December 31, 2003 and 2004 and through August 23, 2005, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except as follows:

1.               The Company reported a material weakness in its internal control over financial reporting as of March 31, 2005, in Item 4 of the Company’s Form 10-Q/A Amendment No. 1 to its Quarterly Report on Form 10-Q for the three months ended March 31, 2005, which was filed with the Securities and Exchange Commission on August 15, 2005.  The material weakness was detected by the Company and related to ineffective controls in place as of March 31, 2005 over the calculation and recording of royalty expense relating to the multi-client data library at GX Technology Corporation (“GXT”), a subsidiary of the Company.  As reported in the Form 10-Q/A, management for the Company believes this material weakness has been remedied.

2.               The Company disclosed in Item 4 of its Form 10-Q for the quarter ended September 30, 2004 that during that quarter, Company management and PwC, the Company’s independent registered public accounting firm, had detected a weakness in the Company’s internal control over financial reporting, which management believed to constitute a significant deficiency in the Company’s internal control over financial reporting.  The weakness, at the GXT level, involved the lack of adequate review procedures in place for GXT’s accounting personnel regarding a final sales contract.  As reported in the Form 10-Q, management for the Company believes that it has remedied this weakness.

As disclosed in management’s assessment of the Company’s internal control over financial reporting contained in Item 9A of the Company’s Form 10-K for the year ended December 31, 2004, in reliance on guidance contained in an interpretive release issued by the staff of the SEC’s Office of Chief Accountant and its Division of Corporation Finance in June 2004, management for the Company excluded GXT from management’s assessment of the Company’s internal control over financial reporting as of December 31, 2004.  This election was made because GXT had been acquired by the Company in a purchase combination transaction in June 2004.  As reported in the Company’s Form 10-Q/A amending its Form 10-Q for the three months ended March 31, 2005, the Company has made numerous modifications to GXT’s internal control over financial reporting, including changes in key finance and accounting personnel at the GXT level and changes to certain controls procedures and policies applicable to GXT.

The Company has authorized PwC to respond fully to any inquiries of the Company’s successor independent registered public accounting firm concerning the subject matter of each of the above reportable events.

The Company has provided PwC with a copy of the disclosures it is making in this Form 8-K in response to Item 304(a) of Regulation S-K, and has requested PwC to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company.  A copy of the letter in response from PwC is filed herewith as Exhibit 16.1.

(b)                                 On August 23, 2005, the Company engaged Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.  During the years ended December 31, 2003 and 2004 and through August 23, 2005, the Company has not consulted with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

In deciding to engage E&Y, the Company’s Audit Committee reviewed auditor independence issues and existing commercial relationships with E&Y and concluded that E&Y has no commercial relationship with the Company that would impair its independence.

Item 9.01.  Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit	Description

16.1	Letter from PricewaterhouseCoopers LLP to the SEC dated August 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 23, 2005

INPUT/OUTPUT, INC.

		By:	/s/ J. Michael Kirksey
			Name:	J. Michael Kirksey
			Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter from PricewaterhouseCoopers LLP to the SEC dated August 23, 2005.